CANAL CAPITAL CORPORATION
                                 717 FIFTH AVENUE
                               NEW YORK, NY  10022



  SUBSIDIARIES                                       IDENTIFICATION #

  SY Trading Corp.                                       13-3244066
  Omaha Livestock Market, Inc.                           47-0582031
  Union Stockyards Co. of Fargo                          45-0205040
  Sioux Falls Stockyards Company                         46-0189565
  Stockyards Development Corporation                     75-1564988
  Wheeling Industrial Corporation                        36-2545924
  Canal Galleries Corporation                            13-3492920
  Canal Arts Corporation                                 13-3492921




  DIVISIONS

  Canal Capital Corporation (parent)                     51-0102492
  Fort Worth Stockyards
  St. Joseph Stockyards
  St. Paul Union Stockyards
  Sioux City Stockyards





  Note:  All subsidiaries are 100% owned